Exhibit 99.2

Schedule 6a

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2011
	GAAP As Reported	Impact of Foreign Currency Exchange	Non-GAAP (Note 1) Constant Currency
By Segment:
Sportswear Group	$322,074	$(3,980)	$326,054
Intimate Apparel Group	236,814	(2,060)	238,874
Swimwear Group	55,831	(252)	56,083
Net revenues	$614,719	$(6,292)	$621,011

By Region:
United States	$235,687	-	$235,687
Europe	149,267	(1,220)	150,487
Asia	128,953	673	128,280
Mexico, Central and South America	63,564	(5,101)	68,665
Canada	37,248	(644)	37,892
Total	$614,719	$(6,292)	$621,011

Note 1:

The Warnaco Group, Inc. is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues into U.S. dollars.  These rate fluctuations can have a significant effect on reported operating results.  As a supplement to the Company's reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of changes in foreign currency translation rates.  Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company's businesses.

To calculate the increase in segment revenues on a constant currency basis, net revenues for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S.dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in isolation from, or as a substitute for, the Company's operating performance measures calculated in accordance with GAAP.  The constant currency information presented may not be comparable to similarly titled measures reported by other companies.